                                                                   EXHIBIT 10.18


                                                                October 18, 1994


Mr. Thomas J. Mason
1293 White Dove Circle
Westlake Village, CA  91362


Dear Mr. Mason:

     We are pleased to confirm the terms of your employment with Tambrands Inc. (the "Company").

     1.  Duties.  You will become an employee of the Company on October 18, 1994
         ------
(the "Commencement Date").


     You will be placed on the Company payroll at the rate of $1.00 per month until you physically report for duty, which will be no later than the 24th of October, 1994, at which time your base salary will be treated in accordance with item 4 below. Effective as of such date, you will be the Group Vice President, International of the Company. You shall report directly to the Company's President and Chief Executive Officer. All other terms and conditions of this agreement will be in effect as of the "Commencement Date."

     Immediately upon your appointment as Group Vice President, International, you will devote all of your skill, knowledge and full working time (reasonable vacation time and absence for sickness or disability excepted) solely and exclusively to the performance of your duties hereunder.

     2.  Location.  You will be temporarily assigned to the Corporate
         --------
Headquarters at 777 Westchester Avenue in White Plains upon your "Commencement Date". On or about July 1, 1995, you will be considered an expatriate with a home country of the U.S. and an assignment location of the U.K. As of the actual date of your international assignment, you will be assigned to Tambrands Ltd. headquarters, currently located in Woking, England and such date shall be deemed the commencement date of your expatriate assignment.

     3.  Expatriate Assignment.  The terms of your expatriate assignment will be
         ---------------------
finalized in the first quarter of 1995 and will be included as a rider to this employment agreement. The terms will follow those provided in the Tambrands International Assignment Policy, except where specifically noted in the above mentioned rider.

     4.  Base Salary.  As compensation for the duties to be performed by you
         -----------
under the terms of this letter agreement, the Company will pay you a base salary in the amount of $300,000 per annum, payable in semi-monthly installments at the same time as the Company pays salary to its other executive employees and subject to all applicable deductions or reductions therein made pursuant to your elections under the Company's compensation plans or programs. It is contemplated that the Company will review your base salary from time to time and, at the discretion of the Compensation Committee of the Board of Directors, may increase your base salary based upon your performance, then generally prevailing industry salary scales and other relevant factors, including, without limitation, the Company's general compensation practices for its executive officers. (Such annual base salary, as it may hereafter be increased, will be referred to as your "Base Salary").

     5.  Sign-On Bonus.  You will receive a sign-on bonus of $100,000, less
         -------------
applicable withholdings, payable in the first quarter of 1995, when AIP awards are paid. This payment will be in lieu of any 1994 AIP award and recognizes any foregone compensation from your prior employer.

     6.  Incentive Bonus.  While you are providing services pursuant to this
         ---------------
letter, you will be entitled to participate in the Company's Annual Incentive Plan (the "AIP") as in effect from time to time. Your annual bonus opportunity under the AIP at the target level of performance will be equal to 50% of your Base Salary. Under the terms of the AIP, you may receive more or less than 50% of your Base Salary if performance exceeds or falls short of target levels. Any bonus payable to you under the AIP will be paid to you at the same time as bonuses are paid to other executives under the AIP and subject to the terms and conditions of the AIP.

     For services performed during 1995, you will receive no less than two-thirds of your targeted bonus level of 50% of base salary under the AIP. You may receive more if performance exceeds two thirds of targeted levels.

     7.  Stock Options.  Effective as of the Commencement Date, you will be
         -------------
granted a stock option having a ten-year term for 50,000 shares of the Company's
                       ----------------------
common
stock (the "Option") under the terms of the Company's 1991 Stock Option Plan (the "1991 Plan"). The Option will be exercisable in three approximately equal annual installments on each of the first three anniversaries of the Commencement Date, but will become exercisable earlier upon the date, if any, on which a Change of Control (as defined in the 1991 Plan) occurs or on which your employment terminates due to your (i) death, (ii) Disability (as defined in the
                                   -          --
1991 Plan), (iii) retirement prior to age 65 with the consent of the committee
             ---
responsible for administering the 1991 Plan or (iv) retirement at age 65.  The
                                                --
per share exercise price for the shares subject to the Option will be determined in accordance with the following schedule:

Number of Shares        Exercise Price
----------------        --------------
   25,000                Fair market value of a share on August 29, 1994 as
                         determined under the 1991 Plan (hereafter referred to
                         as the "Fair Market Value").

    8,334                Fair Market Value plus $5.00

    8,333                Fair Market Value plus $10.00

    8,333                Fair Market Value plus $15.00

All other terms of the Option will be as provided in the 1991 Plan and the agreement relating to such grant, which terms shall be no less favorable than the terms that would apply under the 1991 Plan if there were no limitation upon their scope under the option agreement.

          You shall be eligible to receive future awards under the 1991 Plan (or any successor thereto) at a level commensurate with your position and in accordance with the Company's compensation practices and policies generally applicable to the Company's executive officers as in effect from time to time, provided that you will not receive any additional stock option grants in 1994.
-------- ----
You will also be eligible to participate in any amended or newly developed cash or equity-based executive compensation plans on the same basis as described in the preceding sentence. At current Company stock prices and under the Company's current executive compensation practices, the level of option award for the Group Vice President, International position is approximately 12,200 shares per year.

          8.  Restricted Stock.  You shall be eligible to receive an award of
              ----------------
900 restricted shares of the Company's common stock (the "Award") under the 1989 Restricted Stock Plan (or any successor thereto) (the "1989 Plan") in February 1995. You shall be eligible to receive future awards under the 1989 Plan at a level commensurate with your position and in accordance with the Company's compensation practices and policies generally applicable to the Company's executive officers as in effect from time to time. At current Company stock prices and under the Company's current executive compensation practices, the level of restricted shares awarded for the Group Vice President, International is approximately 900 shares per year. All terms and conditions of your Awards will be as provided in the 1989 Plan and the agreement relating to the Award.

          9.  Change of Control Agreement.  As of the date hereof and effective
              ---------------------------
as of the Commencement Date, you and the Company will enter into an "Employment Protection Agreement" substantially in the form attached hereto as Exhibit A.
If there is a Change in Control prior to October 24, 1994 or prior to payment of a 1994 Bonus, the Base Salary and 1994 Targeted Bonus shall be used in determining the level of salary and bonus under your Employment Protection Agreement, notwithstanding any contrary provisions of such agreement.

          10.  Employee Benefits.  From and after the Commencement Date, you
               -----------------
will be eligible to participate in the employee benefit plans and programs generally available to the Company's U.S. employees (including, but not limited to, coverage under the Company's medical, dental, life and disability insurance plans and participation in the Company's Pension Plan and Savings Plan) as in effect from time to time on the same basis as the Company's other U.S. employees, subject to the terms and provisions of such plans and programs. You will receive four weeks paid vacation per annum.

          You will at all times during your employment by the Company be designated as an Executive Participant for purposes of the Company's Supplemental Executive Retirement Plan as amended and restated effective July 1, 1994 (the "SERP"). As such, your SERP benefit will be calculated under the "Mid-Career Formula" of the SERP. You will be eligible to participate in the SERP to the extent that the benefits that you may accrue, or the compensation that may be taken into account in calculating the benefits that you may accrue, under the Company's Pension Plan are affected by any limitation required for the Pension Plan to satisfy the applicable requirements of the Internal Revenue Code. Your SERP benefits will be payable in accordance with the terms of the SERP such that in the event that your employment with the Company is "Involuntarily Terminated" within two years following the occurrence of a "Change of Control" (as each such term is defined in the SERP) your benefits accrued thereunder shall be calculated as though you had two additional years of service and you shall be deemed to be fully vested in your entire such benefits.

     For purposes of determining "Actuarial Equivalence" under the SERP, the actuarial assumptions used shall be no less favorable than (i) the actuarial assumptions in effect for funding purposes on the date of determination under the Pension Plan for U.S. Employees of Tambrands Inc., as amended from time to time (the "Pension Plan"), or any successor thereto which is a tax-qualified plan under the applicable provisions of the Internal Revenue Code of 1986, as amended, or (ii) the actuarial assumptions in effect for funding purposes under the Pension Plan as of the date of such Plan's termination, if the Pension Plan is no longer in effect and there is no such successor plan.

     In the event of your termination of employment for any reason prior to becoming fully vested in the SERP's "Mid-Career Formula", you shall receive a supplemental benefit which shall be calculated in accordance with the attached

"Minimum Supplemental Pension Term Sheet"; provided, however, that the Company's
-----------------------------------------
and your actuary shall promptly review such Term Sheet and we agree that it shall be amended as is necessary to fully effectuate the objective expressed therein.

          11.  Executive Perquisites.  You will be eligible to receive the
               ---------------------
perquisites and other personal benefits made available to the Company's senior executives from time to time, including, without limitation, payment of or reimbursement for up to $10,000 per annum for personal tax and financial planning.

          Under the terms of the International Assignment Policy, Tambrands will engage an international tax consulting firm (currently Ernst & Young) to prepare and file your returns. The fee for such services will be borne by the Company.

          12.  Expenses. The Company will reimburse you for all reasonable
               --------
expenses incurred by you in connection with your performance of services under this letter agreement in accordance with the Company's policies, practices and procedures.

          13.  Termination of Employment.  If the Company terminates your
               -------------------------
employment prior to age 65 for any reason other than Cause or Disability or you terminate your employment as a result of a Termination for Good Reason, the Company will pay you severance benefits in an aggregate amount equal to one and one-half (1.5) times your then current annual Base Salary in one lump sum payment, unless you specifically request and the Company agrees to make the payment of all or any portion of this payment over time, not to exceed 18 months. In addition, you will be paid a bonus for the year of termination equal to the target bonus for the year of termination, if one has been established, or for the preceding year, if such target has not yet been established; provided,
                                                                     --------
however, that in calculating the amount of such bonus, performance objectives
-------
which relate to individual performance shall be assumed to have been fully attained and performance objectives which relate to corporate performance shall take into account actual corporate performance; and further provided, that the
                                                    ------- --------
bonus so determined shall be prorated for the number of months worked during the year of termination.

          In the event your employment terminates (i) due to your death or
                                                   -
Disability or after age 65, (ii) is terminated by the Company for Cause or (iii)
                             --                                             ---
is terminated by you other than as a result of a Termination for Good Reason, you will be entitled to receive the compensation and benefits payable to you under the Company's otherwise applicable employee benefit plans or programs.

     Any benefits payable to you pursuant to this paragraph 10 will be in full satisfaction of all liabilities to you under this agreement and with respect to any other claim you may have in conjunction with your termination of employment (excluding any rights you may have under the 1991 Plan or this letter with respect to options, under the 1989 Restricted Stock Plan with respect to restricted stock, any vested benefits you may have under the terms of the Company's SERP, Pension Plan or Savings Plan, but including, without limitation, any claim for benefits under the Company's Executive Severance Program). These benefits will not be subject to any offset, mitigation or other reduction as a result of your receiving salary or other benefits by reason of your securing other employment.

          For purposes of this agreement, the following terms will have the meanings set forth below:

          "Cause" means (i) your willful failure to perform substantially your
                         -
     duties as an officer and employee of the Company (other than due to physical or mental illness) that results in material economic damage to the Company, (ii) your engaging in serious misconduct that results in material
               --
     economic damage to the Company, (iii) your having been convicted of, or
                                      ---
     entered a plea of nolo contendere to, a crime that constitutes a felony, or
                       ---- ----------
     (iv) your unauthorized disclosure of confidential information (unless such
      --
     disclosure was believed by you to be appropriate in the course of properly carrying out your duties under this agreement, and other than to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency) that has resulted or is likely to result in material economic damage to the Company. For purposes of this definition, no act, or failure to act on your part, shall be considered "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that such actions or omission was in the best interest of the Company. Prior to terminating your employment for Cause, the Company shall deliver to you reasonable advance written notice of any proposed action by the Board of Directors of the Company (the "Board") relating to your termination for Cause specifying the particulars in detail sufficient to give you an informed opportunity to be heard before the Board, together with your counsel. No termination for Cause shall be effective without the Board having decided after such hearing , by the affirmative vote of a majority of its members at a meeting of the Board, that you were guilty of conduct constituting Cause, as defined herein.

          "Disability" means that, as a result of your incapacity due to physical or mental illness, you have been absent from your duties to the Company on a substantially full-time basis for 180 days in any twelve-month period.

          "Termination for Good Reason" means a voluntary termination of your employment which occurs within 90 days following the occurrence of any of the following events without your prior written consent: (i) any assignment
                                                               -
     to you of any duties or authorities which
     are different from, and result in a diminution of, the duties and authorities you are to perform or possess as Senior Vice President, Corporate Human Resources and Communications of the Company pursuant to this letter agreement, (ii) your removal from or any failure to reelect or
                             --
     redesignate you to the position of Group Vice President, International of the Company, except in connection with a termination of your employment by the Company for Cause or (iii) any reduction in your Base Salary or (iv)
                               ---
     any action which results in your ceasing to report directly to the Company's President and Chief Executive Officer.

          14.  Binding Effect.
               --------------

          (a) This letter agreement will inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If you should die while any amounts would still be payable to you under this letter agreement if you had continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this letter agreement to your personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees or estate, as the case may be.

          (b) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to you, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be breach of this Agreement. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 11(b) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

          15.  Indemnification.  The Company agrees to indemnify you to the
               ---------------
fullest extent permitted under its By-laws as in effect from time to time. The Company shall advance to you all reasonable costs and expenses incurred by you in connection with any Proceeding within 20 days after receipt by the Company of a written request for such advance. Such request shall include an itemized list of the costs and expenses and an undertaking by you to repay the amount of such advance if it shall ultimately be determined that you are not entitled to be indemnified against such costs and expenses. For purposes of this Section 15, a "Proceeding" shall mean any action, suit or proceeding, whether civil, criminal, administrative or investigative, in which you are made, or are threatened to be made, a party to, or a witness in, such action, suit or proceeding by reason of the fact that you are or were an officer, director or employee of the Company or are or were serving as an officer, director, member, employee, trustee or agent of any other entity at the request of the Company. The Company shall not settle any proceeding or claim in any manner which would impose on you any penalty or limitation without your prior written consent. You agree that you will not unreasonably withhold your consent to any proposed settlement.

          16.  General Provisions.  No provisions of this letter agreement may
               ------------------
be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by you and such Company officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

          Except as set forth in the Employment Protection Agreement referenced in Section 9 of this letter no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this letter agreement. The invalidity or unenforceability of any one or more provisions of this letter agreement will not affect the validity or enforceability of any other provision of this letter agreement, which will remain in full force and effect. This letter agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

          All amounts payable to you hereunder will be paid net of any and all applicable income or employment taxes required to be withheld therefrom under applicable Federal, State or local laws or regulations.

          The validity, interpretation, construction and performance of this letter agreement will be governed by the laws of the State of New York, without giving effect to its conflict of laws provisions.

          17.  Due Authorization.   The Company represents and warrants to you
               -----------------
that (i) the Company has all requisite corporate power and authority to enter into this agreement and the agreements referenced in Sections 6 and 7 of this agreement, (ii) the execution and delivery of all such agreements and the performance of the Company's obligations under all such agreements have been duly authorized by all necessary corporate action on the part of the Company and
(iii) all such agreements have been duly executed by the Company and constitute the Company's valid and binding obligations, enforceable against it in accordance with their terms.

          18.  Notice.  For the purpose of this agreement, notices and all other
               ------
communications provided for in the agreement shall be in writing and shall be deemed to have been duly given on the third business day following the mailing of such notice or communication by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

                    If to you:

                    Mr. Thomas J. Mason
                    1293 White Dove Circle
                    Westlake Village, CA  91362

                    If to the Company:

                    Tambrands Inc.
                    777 Westchester Avenue
                    White Plains, NY  10604

                    Attn:  SVP Corporate Human Resources
or to such other address as the party to be notified shall have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                    *    *    *     *

          If the foregoing accurately sets forth the terms of your employment with the Company, please so indicate by signing below and returning one signed copy of this letter agreement to me.

                              Sincerely,

                              TAMBRANDS INC.

                              /s/ EDWARD T. FOGARTY
                              _____________________________
                              Edward T. Fogarty
                              President & CEO

ACCEPTED AND AGREED
as of this 18th day
of October, 1994

/s/ THOMAS J. MASON
____________________________
Thomas J. Mason

                   "Minimum Supplemental Pension Term Sheet"

--------------------------------------------------------------------------------
Thomas J. Mason

[]  Objective

        Provide a supplemental benefit (the "Supplemental Benefit") during the period employee is unvested in the Tambrands Mid-Career formula, equal to the benefit that would have been provided under the Dole Supplemental Pension Plan maintained for senior executives of Dole Packaged Foods ("Dole SERP") had Mr. Mason remained with Dole for up to an additional five years. For example,

                                        Service Under Dole
                Tambrands Service       Supp. Benefit Calc.
                -----------------       -------------------
                      1 year                   3 years
                      2 years                  4 years
                      3 years                  5 years
                      4 years                  6 years
                      5 years                  7 years
                    6-9 years                  7 years


        provided, however, that if actual Dole service credited for purposes of the Dole SERP is greater than two years, such actual Dole credited service shall be used in determining service under the right-hand column above.


[]  Vesting

        20% vesting per year during first five years, 100% vested after five (5) and beyond.


[]  Assumptions

        [] The Supplemental Benefit will be equal to the benefit that would have been payable from the Dole SERP had Mr. Mason continued in employment with Dole for up to an additional five years. The amount of such benefit shall be determined as of the date payment commences under the Dole SERP and shall be assumed to be paid in the same form as benefits are in fact paid under the Dole SERP; provided, however, that if Mr. Mason and the Company agree, such benefit will be paid at such other time and in such other form as is actuarially equivalent to the benefit described in the preceding sentence.

T. Mason
Page 2


[ ] If the Dole SERP benefit does not provide for an offset of the vested qualified Dole Pension Plan benefit, then the Supplemental Benefit shall be offset by such benefit.

[ ] Covered compensation taken into account under the Dole SERP shall be assumed to be $450,000, which amount shall be increased going forward at 5% per year.

[ ] Once Tambrands "Mid-Career" SERP benefit has vested with 10 years of service, the Company's obligation to provide a Supplemental Benefit will lapse.

[ ] Assumptions for funding, actuarial equivalence and expense will be the same as used for Tambrands SERP.

[ ] Funding equal to level annual funding over five years.

October 18, 1994


Mr. Thomas J. Mason
1293 White Dove Circle
Westlake Village, CA  91362

Dear Mr. Mason:

     As agreed, you will be covered under the Company's Expatriate Relocation Program. In addition, the Company has agreed to the following additional provisions associated with the sale of your home in Westlake Village, California and with the relocation of your family to the United Kingdom.

     1. Any loss incurred by you on the ultimate sale of your property as determined by the original purchase price of $985,000, minus the selling price, will be reimbursed up to a maximum of $250,000. You have informed us that the purchase price was $985,000. You have agreed to provide the Company appropriate documentation to verify the purchase price when and as required. This protection is for a term of up to five (5) calendar years commencing with the date you and your family first become resident in the United Kingdom.

     2. Should you decide to rent your property in California during all or part of your expatriate assignment, the Company will provide downside protection in the event you are unable to rent your property, incur a temporary interruption in rental stream of income or incur costs associated with the rental/supervision of the tenant to the following limits:

          a. Should you incur an interruption in the rental income stream and/or the rental income you obtain is less than your carrying cost of the property, the Company will cover your actual losses up to a maximum amount equal to the equivalent of two (2) months of your full carrying costs over each of two separate eighteen
               (18) consecutive month rental protection periods. Should the amount of actual losses incurred not exceed the rental protection period limit, then there shall be no carry over to the next subsequent rental protection period.

          b. The Company's obligation to provide any further rental income protection shall cease at the end of the second rental protection period--three (3) years in total.

T. J. Mason
October 18, 1994
Page 2



          c. You agree to make every good faith effort to rent your property to a reputable tenant at then prevailing Fair Market Rates.

          d. The Company's assistance is specifically limited to the above provisions including the cost of agency fees associated with the rental, and in the aggregate, not to exceed the specified maximum limit per respective rental protection period.

          e. As per the policy, the company -- in employing a Balance Sheet Approach -- will be deducting a home country housing cost, as well as providing fully paid Company provided U.K. housing for the duration of your expatriate assignment following the general principle that you shall neither financially gain nor lose on housing during your overseas assignment.

     2. The Company will, under the provisions of the expatriate policy, deduct a hypothetical home country tax, and will be responsible for planning and paying all taxes incurred by you during the expatriate assignment. You agree to work with and to maintain and furnish to Ernst & Young (or such other professional service firm as the Company may from time to time so designate) such records and assistance may require.

     3. The home selling assistance as provided for under the company's relocation policy shall be available to you for a period of five calendar years subsequent to the commencement of your expatriate assignment.

     Should you have any questions regarding this information, please contact me at (914) 696-6644.

With best regards,


/s/THOMAS SOPER, III


Thomas Soper, III
SVP, Corporate Human Resources